EXHIBIT 99.1

News Release

First Solar Appoints Sharon Allen to Board of Directors

TEMPE, Ariz., Aug. 2, 2013 - First Solar, Inc. (NASDAQ: FSLR) today announced the appointment of Sharon Allen to its board of directors.

Allen served as U.S. Chairman of Deloitte LLP from 2003 to 2011, retiring from that position in May of 2011. She is the first and only woman ever to serve as chairman of a large, private U.S. professional services organization. Spending the entirety of her professional career at Deloitte, Allen achieved a number of “firsts,” including being the first female board member in Deloitte’s history and the first executive chairman of Deloitte LLP.

Allen currently serves as an independent director of Bank of America Corporation and serves on that board’s Audit Committee and Corporate Governance Committee. She is a recognized thought leader and popular speaker on governance, talent, ethics, and diversity in the workplace.

She will sit on the board’s Audit and Technology Committees.

Allen holds a B.S. in accounting and received an honorary doctorate in administrative sciences from the University of Idaho, which also recognized her with its Legacy of Leading Award, only the second ever to be awarded in the University’s history. She is a Certified Public Accountant.

About First Solar

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
First Solar Media
Steve Krum
+1 602-427-3359

steve.krum@firstsolar.com
or
First Solar Investors
David Brady
+1 602-414-9315
dbrady@firstsolar.com
or
Ryan Ferguson
+1 602-414-9315
rferguson@firstsolar.com